Exhibit (a)(1)(O)
EMAIL REGARDING AMENDED
OFFER TO EXCHANGE, ELECTION FORM AND WITHDRAWAL NOTICE
To: Eligible Optionholders
Date: June 26, 2009
Subject: Aspect Medical Systems Offer to Exchange Certain Outstanding Stock Options for New Stock Options
On June 26, 2009, Aspect Medical Systems, Inc. amended its Offer to Exchange Certain Outstanding Stock Options for New Stock Options to, among other things:
•	clarify that we will not exclude optionholders located in jurisdictions outside of the United States;
•	provide additional disclosure regarding the exchange ratios that will be used to calculate the number of shares underlying your new options should you elect to participate in the exchange offer; and
•	extend the exchange offer from 5:00 p.m. on July 7, 2009 to 11:59 p.m., Eastern Time on July 10, 2009 to provide you with additional time to decide whether it is appropriate for you to participate in the exchange offer.
If you have already tendered your options for exchange, no further action is necessary to participate in the exchange offer, however, you should note that you have until 11:59 p.m. on Friday, July 10, 2009 to withdraw your options tendered for exchange. If you have not already tendered your options for exchange, you may take advantage of the exchange offer if you are an eligible optionholder and you hold eligible options. These terms are defined in the Offer to Exchange Certain Outstanding Stock Options for New Stock Options, dated June 8, 2009, as amended on June 26, 2009, a copy of which is attached to this e-mail. Also attached to this e-mail are the following documents related to the exchange offer:
•	Election Form, as amended June 26, 2009
•	Notice of Withdrawal, as amended June 26, 2009
We are also sending this email to you to (i) provide in the table below updated examples of hypothetical exchange ratios that would be used in the exchange offer assuming various closing prices of our common stock on the expiration date of the exchange offer, and (ii) provide you with the website address on our Intranet, http://ams-intranet/default.aspx, where you will find the table below as well as a calculator that you can use that will allow you to calculate an example of the number of shares underlying new options that you would be eligible to receive in exchange for your eligible options if the exchange were conducted with the specified exchange ratios.
Table of Hypothetical Exchange Ratios Based On Various Assumed Closing Prices of Our Common Stock on July 10, 2009
In the following table, we have assumed that the closing price of our common stock on Nasdaq on the expiration date of the offer will be $5.44, which is equal to the 45-day trailing average closing price of our common stock for the 45-day period prior to June 18, 2009. We have also included additional closing prices that represent both 10% ($5.98) and 20% ($6.53) upward and 10% ($4.90) and 20% ($4.35) downward declines in the assumed closing price. We have selected a volatility spread of up to 20% based upon our common stock’s average volatility over the 45-day period prior to June 18, 2009.
Exchange Ratios for Eligible Options Granted Under 1998 Plan

	Exchange	Exchange	Exchange	Exchange	Exchange
Exercise Price	Ratio - $4.35	Ratio - $4.90	Ratio - $5.44	Ratio - $5.98	Ratio - $6.53
of Eligible	Closing Stock	Closing Stock	Closing Stock	Closing Stock	Closing Stock
Option	Price	Price	Price	Price	Price
$15.000	112:1	66:1	43:1	30:1	22:1
$23.625	77:1	52:1	38:1	30:1	22:1
$24.500	93:1	62:1	45:1	33:1	26:1

	Exchange	Exchange	Exchange	Exchange	Exchange
Exercise Price	Ratio - $4.35	Ratio - $4.90	Ratio - $5.44	Ratio - $5.98	Ratio - $6.53
of Eligible	Closing Stock	Closing Stock	Closing Stock	Closing Stock	Closing Stock
Option	Price	Price	Price	Price	Price
$28.625	570:1	312:1	207:1	140:1	97:1
$47.875	70344:1	20000:1	7500:1	7500:1	4438:1
Exchange Ratios for Eligible Options Granted Under 2001 Plan

	Exchange	Exchange	Exchange	Exchange	Exchange
Exercise Price	Ratio - $4.35	Ratio - $4.90	Ratio - $5.44	Ratio - $5.98	Ratio - $6.53
of Eligible	Closing Stock	Closing Stock	Closing Stock	Closing Stock	Closing Stock
Option	Price	Price	Price	Price	Price
$15.230	4:1	4:1	3:1	3:1	3:1
$15.590	3:1	3:1	3:1	3:1	2:1
$15.660	4:1	4:1	4:1	4:1	3:1
$16.150	3:1	3:1	3:1	3:1	3:1
$16.980	3:1	3:1	3:1	3:1	3:1
$17.000	4:1	4:1	4:1	3:1	3:1
$17.300	4:1	4:1	4:1	4:1	4:1
$17.990	4:1	4:1	4:1	4:1	3:1
$18.200	4:1	4:1	4:1	4:1	3:1
$20.610	4:1	4:1	4:1	4:1	3:1
$26.790	5:1	4:1	4:1	4:1	3:1
$27.000	4:1	4:1	4:1	4:1	4:1
$29.250	5:1	5:1	5:1	5:1	4:1
$31.800	5:1	5:1	5:1	5:1	4:1
$32.330	5:1	5:1	5:1	5:1	5:1
$34.900	6:1	5:1	5:1	5:1	5:1
As previously disclosed, the Black-Scholes value of the new options and eligible options will be calculated as of the expiration date of the exchange offer using the closing price of our common stock on the expiration date. Therefore, the Black-Scholes value of the new options and eligible options will not be known until after 4:00 p.m., Eastern Time, on the expiration date. As the Black-Scholes value will determine the exchange ratios, the exact exchange ratios will also not be known until after 4:00 p.m., Eastern Time, on the expiration date. Therefore, we will notify you of the final exchange ratios and provide you with a calculator so that you can calculate the number of shares underlying new options that you would receive in exchange for your eligible options based on the final exchange ratios on the expiration date.
Please carefully read all of the documents included in this e-mail. In order to participate in the exchange offer, you must meet the criteria and follow the instructions as set forth in the attached documents, including returning, as indicated in the attached documents, your properly completed and signed Election Form, to Kelley Forrest, so that we receive it before 11:59 p.m., Eastern Time, on July 10, 2009 (or a later expiration date if we extend the exchange offer). The document must be delivered using one of the delivery methods outlined in the instructions to the Election Form.
If you have any questions about the exchange offer, you can contact me at:
Kelley Forrest, Sr. Director, Human Resources
Aspect Medical Systems, Inc.
One Upland Road
Norwood, Massachusetts 02062
Phone: (617) 559-7110
Facsimile: (617) 344-6126
Email: kforrest@aspectms.com